SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported): August 17, 1996


                              ETHIKA CORPORATION
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        Mississippi                  0-3296                64-0440887
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     (State or other             (Commission              (IRS employer
      jurisdiction of             file number)             identification no.)
      incorporation)

                           107 The Executive Center
                  Hilton Head Island, South Carolina, 29928
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                   (Address of principal executive offices)


              Registrant's telephone number, including area code:
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                                (803) 785-7850


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

As previously reported in its Form 10-Q Quarterly Report for the quarter ended June 30, 1996, Ethika Corporation ("Corporation") completed on August 17, 1996, the acquisition of 100% of the outstanding stock of Compass Data Systems, Inc. ("CDS") a privately-held corporation. The Corporation is filing this Form 8-K at this time to provide additional information regarding this acquisition. This acquisition does not meet the criteria contained in Rule 1-02(w) of Regulation S-X of a significant subsidiary.

CDS is located in Salt Lake City, Utah and publishes electronic information providing turnkey reference services to a wide variety of industries and organizations. Among its principal product offerings are state tax law reference libraries which keep subscribers current on tax law changes.

CDS began operations in May 1991 and currently employs 8 full-time employees. At April 30, 1996, the most current audited fiscal year end, CDS had assets of $157,246 with no significant liabilities. Revenues for the year were $450,477 generating pre-tax income of $9,690.

The transaction was completed through an exchange of stock. The Corporation issued 363,306 shares of its common stock to Eric R. Fredrickson and 363,306 shares of its common stock to Sherry Fredrickson, the sole shareholders of CDS. Immediately following the closing, the combined shares owned by the Fredrickson's constituted 5.4% of the total outstanding shares of common stock of the Corporation. In addition, Mr. Fredrickson entered into a two-year employment contract at an annual salary of $62,500 plus bonus based upon performance. He also entered into a two-year non-compete contract for which he received $50,000 at closing and will receive another $50,000 on January 1, 1997.

ITEM 5.  OTHER EVENTS

On September 16, 1996, a lawsuit was filed in United States District Court for the Southern District of Mississippi, Jackson Division, by EurAm B.V.; Richard Jones; Alfred Peeper; Amarante Financial S.A.; Argere Holding S.A.; LaRoche Holding S.A.; and LaSalle Investment, Ltd. against the Corporation; its Chairman and Chief Executive Officer, S. L. Reed; and E. R. Ellenbecker, an individual not affiliated with the Corporation.

As reported in the Corporation's previous SEC filings, the Plaintiffs were among a group of foreign investors who acquired a portion of the Corporation's common stock in two Regulation S transactions arranged by Universal Management Services, a Corporation of which Mr. Ellenbecker was an officer, in late 1994 and early 1995. The 1994 transaction involved an exchange of 2,000,000 shares of the Corporation's common stock for shares of Alanco Environmental Resources common stock valued at $2,000,000. The 1995 transaction included an exchange of certain shares of the Corporation's common stock for 16% of the outstanding stock and an option to acquire the balance of Phoenix Medical Management (APMM@), a company in which certain of the Plaintiffs were involved.


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The suit includes allegations of breach of fiduciary duty, breach of contract, negligent misrepresentation, fraud, and conversion. The suit was amended on October 11, 1996 to add certain claims relating to the Corporation's annual shareholders meeting held on September 26, 1996. The suit seeks undefined compensatory and punitive damages in excess of $50,000 on each of the seven counts.

The Company and Mr. Reed intend to vigorously defend the action and to aggressively pursue any and all rights against the Plaintiffs and possibly others who have acted in concert with the Plaintiffs.

Prior to the filing of the suit by the Plaintiffs, the Corporation had made the decision to institute a suit against certain parties, including the Plaintiffs, which suit was in the final stages of preparation for filing when the Plaintiffs' suit was filed. The Corporation intended to seek, in addition to other relief, a rescission of the 1995 exchange of the Corporation's shares for shares of PMM. Additionally, the Corporation believes that the Plaintiffs, as a group, hold approximately 16% of the Corporation's current outstanding common stock and have attempted to act in concert and vote such shares on a combined basis to influence Corporate Management.
 The Plaintiffs have not, however, reported their common stock ownership to the Corporation or the SEC on a combined basis, which the Corporation believes may constitute a violation of federal securities laws. The Corporation intends to pursue such compliance and other relief and monetary damages in a counter-claim filed on October 30, 1996 in the Plaintiffs' suit.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ETHIKA CORPORATION
                                            (Registrant)


Date:  October 31, 1996                     /s/ G. Thomas Reed
                                            ------------------------
                                            President and
                                             Chief Operating Officer


Date:  October 31, 1996                     /s/ David E. Williams
                                            ------------------------
                                            Senior Vice President and
                                             Chief Financial Officer


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